Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher, LLP]

April 6, 2011

Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, California 94089

Re:	Accuray Incorporated
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as outside legal counsel to Accuray Incorporated, a Delaware Corporation (the “Company”), in connection with the registration by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of up to 9,997,923 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share (the “Company Shares”), pursuant to the Company’s Registration Statement on Form S-4 filed on April 6, 2011 (the “Registration Statement”).  The Company Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of March 6, 2011, by and among the Company, TomoTherapy Incorporated, a Wisconsin corporation, and Jaguar Acquisition, Inc., a Wisconsin corporation (the “Merger Agreement”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Company Shares are duly authorized for issuance, and, when issued in the manner contemplated by the Merger Agreement and the Registration Statement, the Company Shares will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and the reported judicial decisions thereunder, and have made such inquiries as we consider necessary to render the opinion contained herein. This opinion is limited to the effect of the current state of the Delaware General Corporation Law to the limited extent set forth above and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the proxy statement/prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP